Summary Translation	Exhibit 4.70

 Accounts Receivable Confirmation

Contract No.: ABC(2012)1011-8 2013100905

Pledgor : Shijie Kaiyuan Auto Trade Co., Ltd

Pledgee : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date :October 9, 2013

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trade Co., Ltd., Party A (Pledgor) is willing to provide Accounts Receivable hereunder for Party B.

Maximum Amount: RMB111,164,560

Pledge Term : From October 9, 2013 to March 16, 2014

Collateral: The assets Party A pledges to Party B as Collateral are listed in Accounts Receivable List (No. ABC(2012)1011-7 2013082903). The appraised value of the Collateral is RMB 111,164,560